Exhibit 3.5

CERTIFICATE OF DESIGNATIONS OF

SERIES B PREFERRED STOCK OF

NXU, INC.

Nxu, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

The following resolution was duly adopted by the Board of Directors of the Corporation by consent in lieu of a meeting pursuant to Section 141(f) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”) on July 24, 2024.

Resolved, that pursuant to the authority set forth in Article IV, Part B of the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of a series of preferred stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”), as follows:

1.	Designation and Number. This series of Preferred Stock shall be designated as the “Series B Preferred Stock,” and one share is hereby designated as the sole share of Series B Preferred Stock.

2.	Defined Terms.

(a)	Capitalized terms that are not defined in this Certificate of Designations have the meaning given those terms in the Certificate of Incorporation.

(b)	“Holder” means the person or entity then holding the Series B Preferred Stock.

3.	Dividends. The Holder shall not be entitled to receive dividends of any kind by reason of his or her ownership of Series B Preferred Stock.

4.	Liquidation, Dissolution and Winding Up. Following the liquidation, dissolution or winding up of the Corporation, the Holder shall be entitled to receive $1.00, payable in cash and only out of funds legally available therefor, by reason of his or her ownership of Series B Preferred Stock, which shall be paid prior to the payment of any amounts to the holders of Class A Common Stock and Class B Common Stock in connection with such liquidation, dissolution or winding up. The Series B Preferred Stock shall rank junior to the Series A Preferred Stock with respect to distributions paid on a liquidation, dissolution or winding up of the Corporation. Any series of Preferred Stock authorized and issued by the Corporation following the effectiveness of this Certificate of Designations may rank senior or junior to, or on a parity with, the Series B Preferred Stock, as determined by the terms of such series of Preferred Stock.

5.	Voting Rights. With respect to each action voted upon, or proposed to be voted upon, by the holders of any class or series of capital stock of the Corporation, the Series B Preferred Stock shall entitle the Holder to cast a number of votes equal to the total number of votes that could be cast by the holders of Class A Common Stock and Class B Common Stock on such action. The Holder shall be entitled to vote with the Class A Common Stock and Class B Common Stock as a single class on such actions.

6.	Redemption. The Series B Preferred Stock may be redeemed at any time at the option of the Board of Directors of the Corporation (acting in its sole discretion) for $1.00, payable in cash and only out of funds legally available therefor.

7.	Amendments. No amendment to this Certificate of Designations shall be effected without the approval of the Holder.

8.	Governing Law. This Certificate of Designations shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under the applicable principles of conflicts of law thereof.

9.	Severability. The provisions of this Certificate of Designations are severable, so that the invalidity or unenforceability of any provision of this Certificate of Designations shall not affect the validity or enforceability of any other provision of this Certificate of Designations.

[Signature Page Follows]

In witness whereof, the undersigned Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on the date set forth below.

NXU, INC.

By:	/s/ Mark Hanchett
Mark Hanchett
Chief Executive Officer

DATED: August 16, 2024